Exhibit 10.1

AMENDMENT TO

SECURITIES PURCHASE AGREEMENTS

This Amendment to Securities Purchase Agreements (this “Amendment”) is dated as of April 6, 2022, between Gaming Technologies, Inc. (f.k.a. Dito, Inc.), a Delaware corporation (the “Company”), and _________________________ (the “Purchaser”).

WHEREAS, the Company and the Purchaser entered into (a) a Securities Purchase Agreement dated as of December 1, 2020 (the “2020 SPA”), and (b) a Securities Purchase Agreement dated as of February 3, 2021 (the “2021 SPA” and together with the 2020 SPA, the “SPAs”), each relating to the purchase by the Purchaser of shares of the Company’s Common Stock (as defined therein) in the amounts and on the terms and conditions provided therein and in the other Transaction Documents (as defined therein); and

WHEREAS, as of the date of this Amendment the Company and the Purchaser are entering into (a) a Loan and Security Agreement and (b) a Promissory Note, pursuant to which the Purchaser will make certain loans to the Company on the terms and conditions provided therein; and

WHEREAS, the Company and the Purchaser desire to make certain amendments to each of the SPAs and to make certain other agreements as provided herein;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

1.  A new Section 4.14 is hereby added to the 2020 SPA to read as follows:

4.14        Adjustment Due to Price Based Dilution. If, at any time until the earlier of (a) October 6, 2022, (b) the day after the date on which the Company completes an underwritten public offing of shares of Common Stock, the Company issues or sells shares of Common Stock or Common Stock Equivalents other than an Exempt Issuance, for no consideration or for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) (the “Dilutive Issuance Price”) less than the Per Share Purchase Price (a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Company will deliver to the Purchaser that number of restricted shares of Common Stock equal to the difference between the number of Shares purchased by the Purchaser pursuant to this Agreement and the number of shares of Common Stock the Purchaser would have received for the Purchaser’s Subscription Amount at the Dilutive Issuance Price. By way of example only, if the Purchaser purchased 600,000 shares at $2.50 per share and the Company subsequently issued shares of Common Stock (other than in an Exempt Issuance) at $1.25 per share, then the Company would deliver to the Purchaser an additional 1,000,000 shares of Common Stock, without restrictive legend. “Exempt Issuance” means the issuance of (a) shares of Common Stock or options or other equity awards to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) shares of Common Stock or Common Stock Equivalents issued directly to vendors or suppliers of the Company in satisfaction of amounts owed to such vendors or suppliers (provided, however, that such vendors or suppliers shall represent that they do not have an arrangement to transfer, sell or assign such securities prior to the issuance of such securities) and (d) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the period set forth in the first sentence of this Section), and provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

2.	Section 4.14 of each of the 2021 SPA is hereby amended to delete the words “during the 12 months following the sale of the Shares” in the first sentence and substituting therefor the words “until the earlier of (a) October 6, 2022, (b) the day after the date on which the Company completes an underwritten public offing of shares of Common Stock.”

3.	The Purchaser agrees to execute a lock-up or market standoff agreement covering the securities of the Company held or acquired by the Purchaser with the underwriter(s) of the Company’s first underwritten public offing of shares of its common stock (a “UPO”) after the date of this Amendment, in customary form reasonably acceptable to the underwriter(s), for a term specified by the underwriter(s), not to exceed 180 days after the closing of the UPO,

4.	All questions concerning the construction, validity, enforcement and interpretation of this Amendments shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

5.	This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

GAMING TECHNOLOGIES, INC. By: __________________________ Name: Title:	[PURCHASER] By: _____________________________ Name: Title: